Exhibit 3.3

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
TERREMARK WORLDWIDE, INC.

     TERREMARK WORLDWIDE, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware DOES HEREBY CERTIFY:

     FIRST: The Certificate of Incorporation of the Corporation is hereby amended by changing Item 1 of the Fourth Article to read as follows:

     FOURTH: 1. The total number of shares of stock which the Corporation shall have the authority to issue is Six Hundred Ten Million (610,000,000) shares, consisting of Six Hundred Million (600,000,000) shares of Common Stock, par value $0.001 per share (the “Common Stock”) and Ten Million (10,000,000) shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”).

     SECOND: The amendment to the Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment has been duly adopted and approved by the Board of Directors and the stockholders of the Corporation entitled to vote thereon in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said Corporation has caused this Certificate be signed this 29th day of October, 2004.

TERREMARK WORLDWIDE, INC., a Delaware corporation
By:	/s/ Manuel D. Medina

Name:	Manuel D. Medina
Title:	Chairman, President & Chief Executive Officer